Exhibit 99.1

Immunocore appoints Travis Coy, previously a Non-Executive Director, as its EVP, Chief Financial Officer and Head of Corporate Development

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & GAITHERSBURG, Md., US, 02 January 2025) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announces that Travis Coy has been appointed as Executive Vice President (EVP), Chief Financial Officer and Head of Corporate Development, effective January 1, 2025. He will become an Executive Officer, transitioning from his role of Non-Executive Director that he assumed in September 2019.

Travis brings with him over 20 years of experience working at Eli Lilly and Company, where his most recent role was Vice President, Head of Transactions and M&A, Corporate Business Development. Prior to this role, Travis held a variety of roles, at Eli Lilly, of increasing responsibility across finance and business development, including leading business development for oncology and cardiometabolic diseases, financial leadership of the oncology business unit, Director of Investor Relations, and Director of Corporate Finance and Investment Banking. He started his career as a chemist in Lilly’s research laboratories. Travis holds an MBA from the Ross School of Business at the University of Michigan and a BS in Chemistry from Rose-Hulman Institute of Technology.

"I am delighted to welcome Travis to the Executive team," said Bahija Jallal, Chief Executive Officer of Immunocore. “Having served as a Non-Executive Director for 5 years, his deep knowledge of our company and science will be invaluable in his new role as we continue delivering on our mission to transform outcomes for patients.”

“I want to thank Travis for his service on the Board of Immunocore, and in particular his leadership on the Audit Committee,” said Professor Sir John Bell, Chairman of the Board of Immunocore. “I look forward to continuing working with him in his CFO role.”

"I am excited to transition from my position as a Board member of Immunocore to now lead the Finance and Corporate Development functions," said Travis Coy, Immunocore's new Chief Financial Officer. "I look forward to partnering with the other members of the Executive team to deliver transformative medicines to patients with cancer, infectious diseases and autoimmune diseases with our differentiated platform and strong financial base."

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including nine active clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the ability of the Company’s ImmTAX platform to address a broad range of cancers, infectious diseases and autoimmune diseases; and the Company’s ability to deliver transformative medicines to patients. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products, including as a result of health epidemics or pandemics, war in Ukraine, the conflict in the Middle East or global geopolitical tension; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict in the Middle East, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (SEC) on February 28, 2024, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on Twitter: @Immunocore

Investor Relations
Clayton Robertson, Head of Investor Relations
T: +1 (215) 384-4781
E: ir@immunocore.com